Exhibit 5.2

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM TEL +32 2 533 5911 FAX +32 2 533 5959 www.cliffordchance.com

Our ref: 70-41067768

Direct Dial: +32 2 533 5987

E-mail: lounia.czupper@cliffordchance.com

21 March 2024

To:	Anheuser-Busch InBev Worldwide Inc.

1209 Orange Street

Wilmington

Delaware 19801

United States of America

(the “Issuer”)

Notes issued by Anheuser-Busch InBev Worldwide Inc.

We have acted as Belgian legal advisers to Anheuser-Busch InBev SA/NV and Cobrew NV in connection with the issuance of the Notes (as defined below) by the Issuer, guaranteed by certain affiliates of the Issuer, among which are the Belgian Guarantors (as defined below) (the “Transaction”).

1.	INTRODUCTION

1.1	Documents

The opinions given in this Opinion Letter relate to the following documents entered into in connection with the Transaction (the “Documents”):

1.1.1	a copy of the preliminary prospectus supplement dated 19 March 2024 as filed with the U.S. Securities and Exchange Commission (the “Preliminary Prospectus Supplement”);

1.1.2	a copy of the final prospectus supplement dated 19 March 2024 as filed with the U.S. Securities and Exchange Commission (the “Prospectus Supplement”);

1.1.3

a base indenture dated 4 April 2018, between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Base Indenture”);

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS.

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1.1.4

a seventeenth supplemental indenture dated 21 March 2024 and entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Supplemental Indenture”);

1.1.5	guarantees dated 21 March 2024 and granted by each Belgian Guarantor in respect of the Notes (the “Guarantees”); and

1.1.6

a pricing agreement dated 19 March 2024 and entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and the Underwriters, together with the schedules and exhibits thereto (the “Pricing Agreement”).

The Documents listed in paragraphs 1.1.3 to 1.1.6 are referred to as the Opinion Documents.

1.2	Defined terms

In this Opinion Letter:

1.2.1	“Belgian Guarantors” means each of the companies specified in Schedule 1 (Belgian Guarantors);

1.2.2	“Indenture” means each of the Base Indenture and the Supplemental Indenture;

1.2.3	“Notes” means the USD 1,000,000,000 5.00 per cent. notes due 2034 issued by the Issuer;

1.2.4	terms defined or given a particular construction in the Opinion Documents have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.5	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.3	Legal review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 2 (Documents and Enquiries) to this Opinion Letter. Any references to such documents in this Opinion Letter are to those documents as originally executed.

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1.4	Applicable law

This Opinion Letter and the opinions given in it are governed by Belgian law and relate only to Belgian law as applied by the Belgian courts as at today’s date. All non-contractual obligations and any other matters arising out of or in connection with this Opinion Letter are governed by Belgian law. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred.

1.6	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Opinion Documents and the assumptions set out in Schedule 3 (Assumptions) and are subject to the reservations set out in Schedule 4 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

2.1.1

Each Belgian Guarantor is a naamloze vennootschap / société anonyme duly incorporated in Belgium and validly existing under Belgian law and has the capacity and power to enter into each of the Opinion Documents to which it is a party and to exercise its rights and perform its obligations under those Opinion Documents. Any grounds of nullity or liquidation of a Belgian Guarantor that might exist would operate without retrospective effect.

2.1.2

All corporate action required to authorise the execution by each Belgian Guarantor of each of the Opinion Documents to which it is a party and the exercise by it of its rights and the performance by it of its obligations under those Opinion Documents has been duly taken.

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2.2	Due execution

2.2.1

Each Opinion Document to which a Belgian Guarantor is a party (other than, in respect of Cobrew NV, the Base Indenture) has been duly executed on its behalf by Ms. Ann Randon and Mr. Jan Vandermeersch.

2.2.2	The Base Indenture has been duly executed on behalf of Cobrew NV by Ms. Christine Delhaye and Mr. Jan Vandermeersch.

2.3	Conflict

Neither the execution nor the delivery of any Opinion Document by the Belgian Guarantors nor the performance of the obligations of the Belgian Guarantors under the Opinion Documents conflict with or will conflict with:

2.3.1	any present law or regulation having the force of law in Belgium and applying generally to Belgian companies; or

2.3.2	any term of the statutes of the Belgian Guarantors.

2.4	Legal, valid, binding and enforceable obligations

In any proceedings taken in Belgium for the enforcement of any of the Opinion Documents, the obligations expressed to be assumed by each of the Belgian Guarantors in the Opinion Documents to which it is a party would be recognised by the courts of Belgium as its legal, valid and binding obligations and would be enforceable in the courts of Belgium.

2.5	Governing law

2.5.1

In any proceedings taken in Belgium for the enforcement of the contractual obligations of the Belgian Guarantors under any Opinion Document, the courts of Belgium would give effect to the choice of New York law as the governing law of each of the Opinion Documents, subject to, and in accordance with, the provisions of Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

2.5.2

In any proceedings taken in Belgium for the enforcement of any non-contractual obligations of the Belgian Guarantors arising from or in connection with any Opinion Document, the Belgian courts would give effect to the parties’ agreement to submit to New York law any non-contractual obligations arising from or in connection with the Opinion Documents, subject to, and in

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accordance with, Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations (the “Rome II Regulation”) provided that the non-contractual obligation is within the scope of the Rome II Regulation, the provision of the Opinion Document setting out the choice was freely negotiated and all the parties to the Opinion Documents are pursuing a commercial activity.

2.6	Submission to jurisdiction

The submission to the jurisdiction of any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York by any Belgian Guarantor in the Indenture, and to the jurisdiction of any state or federal court in the City, County and State of New York by any Belgian Guarantor in the Pricing Agreement, would be recognised by the Belgian courts subject to, and in accordance with, the provisions of Regulation (EU) No 1215/2012 of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (the “Brussels I Regulation (Recast)”).

2.7	Enforcement of foreign judgment

A judgment obtained in any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York in connection with the Indenture, or in any state or federal court in the City, County and State of New York in connection with the Pricing Agreement, would be recognised and enforced by the courts of Belgium without review on the merits subject to the conditions specified in Articles 22 to 25 of the Code of International Private Law.

2.8	Immunity

In any proceedings taken in Belgium in relation to the Opinion Documents no Belgian Guarantor will be entitled to claim immunity from suit or enforcement.

2.9	Enforcement

Each Opinion Document, if submitted in original, is in acceptable legal form to be admissible in evidence and for the enforcement thereof in the courts of Belgium.

3.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to and is solely for the benefit of the Issuer. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

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(a)	any person to whom disclosure is required to be made (i) by applicable law or court order or (ii) pursuant to the rules or regulations of any supervisory or regulatory body;

(b)	any person in connection with any actual or potential judicial proceedings relating to the Transaction to which any addressee of this Opinion Letter is a party;

(c)	the officers, employees, auditors and professional advisers of any addressee;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (ii) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing this opinion we only had regard to the interests of our client(s).

We consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K relating to the Notes and Guarantees to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of the Securities” in the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving such consent, we do not herby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/s/ CLIFFORD CHANCE LLP

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SCHEDULE 1

BELGIAN GUARANTORS

ANHEUSER-BUSCH INBEV SA/NV, with its registered office at Grote Markt 1 Grand Place, 1000 Brussels, enterprise number 0417.497.106, RPM/RPR Brussels.

COBREW NV, with its registered office at Brouwerijplein 1, 3000 Leuven, enterprise number 0428.975.372, RPM/RPR Leuven.

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SCHEDULE 2

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

(a)	The Opinion Documents in the forms set out below:

(i)	a PDF copy of each executed Indenture;

(ii)	a PDF copy of the executed Pricing Agreement; and

(iii)	a PDF copy of each executed Guarantee;

(b)	a copy of the Preliminary Prospectus Supplement;

(c)	a copy of the Prospectus Supplement;

(d)	a copy of a Registration Statement, including the base prospectus (the “Base Prospectus”), on Form F-3 dated 13 March 2024 filed with the U.S. Securities and Exchange Commission on 13 March 2024;

(e)

a copy of the Underwriting Agreement Standard Provisions for debt securities from, among others, the Issuer and the Belgian Guarantors to the Representatives of the Several Underwriters as attached to the Pricing Agreement;

(f)	a copy of the publication by way of extracts in the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad dated 8 March 2016 of the deed of incorporation of Anheuser-Busch InBev SA/NV;

(g)	a copy of the coordinated statutes of Anheuser-Busch InBev SA/NV as at 2 January 2024 and of Cobrew NV as at 27 October 2023;

(h)	an extract from the minutes of the board of directors of Anheuser-Busch InBev SA/NV (including certain powers of attorney) held on 15 March 2018 and 12 March 2024;

(i)	a copy of unanimous written resolutions (including certain powers of attorney) of the board of directors of Cobrew NV taken on 15 March 2018 and 7 March 2024;

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(j)

a copy of an authorisation dated 18 March 2024 by Mr. Fernando Tennenbaum (including certain powers of attorney) in respect of the Transaction on behalf of Anheuser-Busch InBev SA/NV (the “Authorisation”).

2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries, and obtained only the following documents, in Belgium for the purposes of this Opinion Letter.

(a)

An online search of the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad was conducted in respect of each Belgian Guarantor on 21 March 2024. The website was current up to 21 March 2024.

(b)	An online search of the Moniteur belge / Belgisch Staatsblad was conducted in respect of each Belgian Guarantor on 21 March 2024. The website was current up to issue No. 64 dated 21 March 2024.

(c)	An online search of the Central Solvency Register (Registre Central de la Solvabilité / Centraal Register Solvabiliteit) was conducted in respect of each Belgian Guarantor on 21 March 2024.

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SCHEDULE 3

ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)

All signatures (including electronic signatures) are genuine, all original documents are authentic and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)	The person whose name and signature appears in the signature block of any executed Opinion Document is the person who signed such Opinion Document.

(c)	The Authorisation referred to in Schedule 2 (Documents and Enquiries) is correct in all respects.

2.	OBLIGATIONS OF THE PARTIES OTHER THAN THE BELGIAN GUARANTORS

(a)

Each party to the Opinion Documents other than the Belgian Guarantors (the “Other Parties”) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents to which it is a party.

(b)	Each Other Party has duly authorised and executed the Opinion Documents to which it is a party.

3.	DOCUMENTS NOT GOVERNED BY BELGIAN LAW

(a)	The obligations expressed to be assumed by the parties to the Opinion Documents constitute their legal, valid, binding and enforceable obligations under New York law.

(b)

The submission to the jurisdiction of any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York by any Belgian Guarantor in the Indenture, and to the jurisdiction of any state or federal court in the City, County and State of New York by any Belgian Guarantor in the Pricing Agreement, is legal, valid and binding under New York law.

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(c)	The choice of New York law to govern each Opinion Document is a valid choice under New York law.

(d)	The choice of New York law to govern any non-contractual obligations arising from or in connection with each Opinion Document is a valid choice under New York law.

4.	CORPORATE AUTHORITY OF THE BELGIAN GUARANTORS

(a)

The resolutions of the board of directors of Anheuser-Busch InBev SA/NV set out in the extract from the minutes referred to in Schedule 2 (Documents and Enquiries) were duly passed at a properly convened and quorate meeting of duly appointed directors of the relevant Belgian Guarantor, have not been amended or rescinded and are in full force and effect; the directors of who attended and voted at the said meeting have complied with all applicable provisions of article 7:96 or 7:97, as applicable, of the Belgian Code of Companies and Associations dealing with conflicts of interests of directors.

(b)

The written resolutions of the board of directors of Cobrew NV referred to in Schedule 2 (Documents and Enquiries) were approved by all directors of the relevant Belgian Guarantor, have not been amended or rescinded and are in full force and effect; the directors of Cobrew NV have complied with all applicable provisions of article 7:96 or 7:97, as applicable, of the Belgian Code of Companies and Associations dealing with conflicts of interests of directors.

(c)	The Authorisation has not been amended or rescinded and is in full force and effect.

(d)

None of the Belgian Guarantors has resolved to enter into liquidation, filed an application for bankruptcy, filed an application for or been subject to proceedings for judicial reorganisation or transfer under judicial authority, or been adjudicated bankrupt or annulled as a legal entity (our searches referred to in Schedule 2 (Documents and Enquiries) did not reveal anything to the contrary).

(e)

The board of directors of each Belgian Guarantor has satisfied itself that its entry into the Opinion Documents to which it is a party would be of benefit to it and that the burdens resulting therefrom would not be disproportionate to those benefits, and the conclusions of the board in this respect are not unreasonable.

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(f)

None of the Underwriters is a “related party” to the Belgian Guarantors (within the meaning of the international accounting standards adopted pursuant to Regulation 1606/2002 on the application of international accounting standards)

(g)

The entry by each Belgian Guarantor into any of the Opinion Documents to which it is a party is not an abnormal transaction entered into by it in the knowledge that so doing would prejudice its creditors.

5.	SEARCHES AND ENQUIRIES

There have been no amendments to the statutes of any Belgian Guarantor since the coordinated statutes referred to in Schedule 2 (Documents and Enquiries) and the powers referred to in the same Schedule 2 have not expired or been terminated (our searches referred to in that Schedule did not reveal anything to the contrary).

However, it is our experience that the searches and enquiries referred to in paragraph 2 of Schedule 2 (Documents and enquiries) may be unreliable. In particular, in the case of the searches and enquiries referred to in paragraphs 2(a), (b) and (c) of such Schedule, they are not conclusively capable of disclosing whether or not public insolvency proceedings have been commenced in Belgium, nor do they indicate whether or not non-public insolvency proceedings have been commenced in Belgium or insolvency proceedings have begun elsewhere.

6.	OTHER MATTERS

Neither the Issuer, nor the Belgian Guarantors or their Subsidiaries carries out activities related to the manufacturing, use, repair, exhibition for sale, sale, import, export, stockpiling or transport of cluster bombs, submunitions, inert munitions or armour plating containing depleted or industrial uranium, or anti-personnel mines.

7.	OTHER DOCUMENTS

Save for those listed in Schedule 2 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to the Opinion Documents which modifies or supersedes the Opinion Documents.

8.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Opinion Documents under the laws of any jurisdiction other than Belgium have been duly fulfilled, performed and effected.

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SCHEDULE 4

RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The enforceability of the Opinion Documents is subject to the provisions of any applicable bankruptcy, insolvency, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally including statutes of limitation; in particular it is to be noted that:

(a)

any provision in the Opinion Documents providing for an event of default, an acceleration or another early termination of the Opinion Documents by reason of a party being subject judicial reorganisation or transfer under judicial authority proceedings may not be enforceable;

(b)

if any Belgian Guarantor is declared bankrupt and if the date of the Guarantee to which it is a party is within the pre-bankruptcy suspect period (the so-called “suspect period” may have a duration of up to six months before the declaration of bankruptcy, or more if the bankrupt entity was already in liquidation, whether formally or as a matter of fact), then there is a risk that its obligations as a Guarantor may be set aside on the grounds that they were assumed without adequate consideration;

(c)

the restrictions on the enforcement of its rights against other Guarantors and the Issuers imposed on each Belgian Guarantor pursuant to the Guarantee to which it is a party may cease to be effective upon the bankruptcy of the relevant Belgian Guarantor;

(d)	any power of attorney or other mandate would lapse on the bankruptcy of the party that granted it, and may lapse on an application for judicial reorganisation or transfer under judicial authority;

(e)	penalties and liquidated damages may be suspended upon the opening of judicial reorganisation or transfer under judicial authority proceedings and may not be enforceable in a judicial reorganisation;

(f)	termination clauses may be subject to a mandatory 15 day grace period in a judicial reorganisation or transfer under judicial authority proceedings; and

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(g)	a party subject to judicial reorganisation may in certain circumstances opt not to perform current contracts, without prejudice however to damages resulting from that non performance.

2.	ENFORCEABILITY OF CLAIMS

(a)

In this Opinion Letter “enforceable” means that an obligation is of a type which the Belgian courts may enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Opinion Documents. In particular:

(i)	periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith;

(ii)	rights may not be exercised in an abusive manner, and a party may be denied the right to invoke a contractual right if so doing would be abusive;

(iii)

where any party is vested with a discretion or may determine a matter in its opinion, Belgian law may require such discretion to be exercised reasonably or such opinion to be based on reasonable grounds;

(iv)

a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by coercion, abuse of circumstances or misrepresentation and the Belgian courts will generally not enforce an obligation if there has been fraud; and

(v)	any certificate, determination, calculation or other matter stated to be conclusive and/or binding by one party may nevertheless be subject to court review.

(b)

No opinion is given on any issue which may arise out of, or relate to, the giving of financial assistance pursuant to the Belgian Code of Companies and Associations, nor the consequences thereof on the enforceability of any Guarantee.

3.	GOVERNING LAW

(a)	The Belgian courts may refuse to apply a provision of New York law if application of that provision of New York law would be manifestly incompatible with Belgian public policy.

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(b)	The parties’ choice of New York law as the governing law of the Opinion Documents does not restrict the Belgian courts from applying the overriding mandatory provisions of Belgian law.

(c)

The Belgian courts may apply Belgian law despite the choice of New York law as the governing law of the Opinion Documents if it appears clearly impossible, in the course of the legal proceedings, to determine the substantive rules of the chosen law.

(d)

Where all other elements relevant to the situation at the time that the Opinion Documents were entered into are located in a jurisdiction other than the State of New York, the choice of New York law as the governing law of the Opinion Documents shall not prejudice the application by the Belgian courts of the provisions of the law of that other jurisdiction which cannot be derogated from by agreement.

(e)

Where all other elements relevant to the situation at the time that the Opinion Documents were entered into are located in one or more Member States of the European Union, the parties’ choice of New York law as the governing law of the Opinion Documents does not prejudice the application by the Belgian courts of provisions of the law of the European Union, where appropriate as implemented in Belgium, which cannot be derogated from by agreement.

(f)

The parties’ choice of New York law as the governing law of any non-contractual obligations of the Belgian Guarantors arising from or in connection with the Opinion Documents does not restrict the Belgian courts from applying provisions of Belgian law that are mandatory irrespective of the law otherwise applicable to the non-contractual obligation.

(g)

Where all the elements relevant to the situation at the time the event giving rise to the damage occurs are located in a country other than the State of New York, the parties’ choice of New York law as the governing law of any non-contractual obligations arising from or in connection with the Opinion Documents will not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement.

(h)

Where all the elements relevant to the situation at the time the event giving rise to the damage occurs are located in one or more Member States of the European Union, the parties’ choice of New York law as the governing law of any non-contractual obligations arising from or in connection with the Opinion Documents will not prejudice the application by the Belgian courts of provisions of the law of the European Union, where appropriate as implemented in Belgium, which cannot be derogated from by agreement.

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4.	JURISDICTION

(a)

Notwithstanding the provisions of the Indenture providing that any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York or the provisions of the Pricing Agreement providing that any state or federal court in the City, County and State of New York has jurisdiction in respect of claims brought by any Belgian Guarantor, the parties to the Opinion Documents may apply to Belgian courts for such provisional or protective measures as may be available (such as provisional attachments on assets located in Belgium, or summary proceedings to obtain an order for payment).

(b)

The courts of Belgium may refuse to give effect to the choice of jurisdiction referred to in paragraph 2.6 (Submission to jurisdiction) of this Opinion Letter if they expect that a foreign judgment rendered pursuant thereto will not be capable of recognition or enforcement in Belgium (as to which please refer to paragraph 2.7 (Enforcement of foreign judgment) of this Opinion Letter).

(c)

The courts of Belgium may accept jurisdiction despite the choice of jurisdiction referred to in paragraph 2.6 (Submission to jurisdiction) of this Opinion Letter if they are already seized with a closely connected matter, or if the dispute is closely connected with Belgium and litigation abroad appears impossible or unreasonable.

(d)

If any proceedings are brought in the Belgian courts by any Belgian Guarantor or any other party to the Opinion Documents, the defendant is domiciled in a Member State of the European Union and the Belgian courts are competent on the basis of any of the grounds of jurisdiction set forth in the Brussels I Regulation (Recast), then there may be an argument that the Belgian courts must accept jurisdiction, notwithstanding the provisions of the Opinion Documents providing that the courts designated therein have jurisdiction in respect of claims brought by any Belgian Guarantor or that other party, subject to Articles 33 and 34 of the Brussels I Regulation (Recast) relating to lis pendens and related actions.

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5.	ENFORCEMENT OF FOREIGN JUDGMENT

The Belgian courts may not recognise or enforce a judgment given by any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York or any state or federal court in the City, County and State of New York if to do so would breach the conditions specified in Articles 22 to 25 of the Code of International Private Law, which mainly require that the recognition or enforcement of the foreign judgment should not be a manifest violation of public policy, that the foreign courts must have respected the rights of the defence, that the foreign judgment should be final, and that the assumption of jurisdiction by the foreign court may not have breached certain principles of Belgian law.

6.	APPLICATION OF FOREIGN LAW

If any obligation under the Opinion Documents is or is to be performed in a jurisdiction outside Belgium, it may not be enforceable in the Belgian courts to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction. Further, the Belgian courts may give effect to any overriding provisions of the law of the place of performance insofar as they render the performance unlawful, or otherwise take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance.

7.	INDEMNITIES

(a)	Provisions for the recovery of legal fees incurred by a party may not be enforceable beyond a maximum amount set by royal decree.

(b)	Indemnification provisions in respect of fines or other criminal or administrative penalties may not be enforceable.

8.	MISCELLANEOUS MATTERS

(a)	Any term in the Opinion Documents which constitutes, or purports to constitute, a restriction on the choice of auditor of a Belgian Guarantor may have no effect.

(b)

The opinions expressed in this Opinion Letter are subject to the effects of any European Union or other sanctions or other similar measures implemented or effective in Belgium with respect to any person to which any such sanctions or other similar measures apply or which is otherwise the target of any such sanctions or other similar measures.

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(c)

An electronic signature which constitutes a qualified electronic signature under the eIDAS Regulation has an equivalent effect to a handwritten signature and is, except in limited cases, valid for the execution of an agreement under private seal (acte sous seing privé / onderhandse akte). An electronic signature which is not a qualified electronic signature will not be equivalent to a handwritten signature but will, in case of a dispute as to its effects, not be dismissed in court merely on the ground that it is an electronic signature and the court will have a discretionary power to decide whether or not such electronic signature evidences the consent by the purported signatory to the relevant document, such question being a question of fact. We express no opinion as to the legal characterisation of any specific signature in electronic form.

(d)

The provisions of a Guarantee whereby the relevant Belgian Guarantor agrees to subordinate certain intra-group claims, and in certain circumstances to refrain from exercising subrogation rights, taking enforcement steps or demanding payment in respect of these intra-group claims will be recognised as constituting legal, valid and binding obligations as between the parties. There are doubts, however, as to whether these provisions will be effective against a liquidator in the insolvency of such Belgian Guarantor or against other third-party creditors of such Belgian Guarantor.

(e)

Enforcement action by a party established in Belgium may not be admissible before the courts if that party is not properly registered with the trade registry (Banque-Carrefour des entreprises / Kruispuntbank van Ondernemingen).

(f)

If an attorney has a conflict of interest with the interests of its principal when taking a legal action on behalf of the principal, such legal action may be null and void. An upfront ratification by a principal of actions that will be taken by its attorney on behalf of the principal, may not be enforceable.

(g)	The courts may demand that documents submitted in evidence be submitted in original, and be translated into the language of the proceedings (ie French or Dutch).